For Immediate Release

Contact: Tate Fite Chief Financial Officer 7.495.737.5177 tate.fite@moscowcablecom.com	Or: Barbara Cano Breakstone Group International 646.452.2334 bcano@breakstone-group.com

Moscow CableCom Corp. Announces Subscriber Growth Numbers for

November 2006

New York, NY – December 8, 2006 – Moscow CableCom Corp. (NASDAQ: MOCC) today announced the growth of its homes passed network and growth in the number of active subscribers for its broadband services in Moscow as of November 30, 2006:

ACTIVE SUBSCRIBERS

	November 30, 2006	October 31, 2006	Change (1 month)	Percent Change	December 31, 2005	YTD Change (11 months)	Percent Change
Homes passed	756,586	731,639	24,947	3.4%	325,954	430,632	132.1%

Terrestrial Broadcasting subscribers % Saturation	161,725 21.4%	149,244 20.4%	12,481	8.4%	85,994 26.4%	75,731	88.1%
Pay TV subscribers % Saturation	58,428 7.3%	53,693 7.3%	4,735	8.8%	15,618 4.8%	42,810	274.1%
Internet subscribers % Saturation	90,231 11.3%	82,841 11.3%	7,390	8.9%	34,600 10.6%	55,631	160.8%

Mikhail Smirnov, the Company Chief Executive Officer, stated, “"In November, we continued to expand AKADO’s network in the northeast of Moscow where we came across more sparsely populated areas with lower rise buildings.  As a result, we experienced a slowdown in the pace of network expansion and project to pass 25,000-30,0000 new homes per month over the next few months.  Despite this slowdown, AKADO continued to add record numbers of customers in all three product categories, further improving our penetration of the existing areas."

The Company also announced the levels of customers which it considers are still subscribers based on the numbers of such customers who have been inactive for not more than six months. Detailed analysis of the patterns of customer deactivation and reactivation during recent years has shown that the number of inactive subscribers who have paid for the

Company’s services within the past six months represents a reliable estimate of the number of customers in its data base that can be reasonably expected to re-activate services and resume become paying subscribers. The Company has a policy of requiring payment for its Pay TV and Internet services in advance of the services being provided. As a result, temporary deactivations of these services occur regularly occur which are not indicative of the permanent loss of the subscriber as a paying customer. The Company is presenting these data in addition to the active subscriber information in the belief that this will assist in the comparison of the Company’s market penetration information with that of the Company’s competitors in the Moscow market.

The following data of total customers differ from previously reported total customers on the Company’s website, as it excludes the number of customers who are statistically unlikely to return. The following data include the active subscribers reported above, who paid for the months being reported, and those customers who were inactive during the months being reported on, but are considered statistically valid customers.

TOTAL CUSTOMERS

	November 30, 2006	October 31, 2006	Change (1 month)	Percent Change	December 31, 2005	YTD Change (11 months)	Percent Change
Terrestrial Broadcasting customers % Saturation	162,731 21.5%	150,390 20.6%	12,341	8.2%	86,000 26.4%	76,731	89.2%
Pay TV customers % Saturation	67,074 8.9%	60,201 8.2%	6,873	11.4%	17,085 5.2%	49,989	292.6%
Internet customers % Saturation	101,726 13.4%	93,322 12.8%	8,404	9.0%	38,471 11.8%	63,255	164.4%

The Company is very pleased to announce that the number of Internet customers increased beyond 100,000 during the month of November, and that the market penetration in its rapidly expanding homes passed network continues to expand.

The Company has updated the data presented in its website to ensure consistent presentation of data. It intends to continue to focus the analysis presented in its filings with the Securities and Exchange Commission on active subscribers, but believes this additional information is helpful in the analysis of its operational progress.

About Moscow CableCom

Moscow CableCom Corp (NASDAQ NM: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed transportation network in Moscow.  For more information on Moscow CableCom Corp. and AKADO, visit: www.moscowcablecom.com and www.akado.ru

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may contain words such as “expects,” “anticipates,” “plans,” believes,” “projects” and words of similar meaning. These statements relate to our future business and financial performance, including AKADO's development, including its ability to attract new subscribers, to continue to expand its network, to achieve positive cash flow and its ability to raise funds for AKADO's development. These statements are based on management's best assessment of Moscow CableCom's and AKADO's strategic and financial position and of future market conditions and trends and involve substantial risks and uncertainties. The actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements, including lack of operating history of AKADO, liquidity difficulties, developments in the marketplace for cable services in Moscow, Russia, technological changes, operating in the Russian Federation, including general economic, political, social and tax conditions and legislative and regulatory matters affecting the cable industry, and changes in generally accepted accounting principles are described in the our Annual Report on Form 10-K/A for the year ended December 31, 2005 and other public filings made by us with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. There may be other risks that we have not described that may adversely affect our business and financial condition. We disclaim any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.